EXHIBIT 99.2

News Release	News Release

Magnum Hunter Provides Second Quarter 2012

Company Wide Operational Update

161% Increase in Average Production Rate from Second Quarter of 2011

32% Increase in Oil/Liquids Production from First Quarter of 2012

Current Net Productive Capacity of Approximately 15,000 Boepd

HOUSTON, Texas — (Marketwire) — July 31, 2012 — Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC) (NYSE MKT: MHR.PRD) (“Magnum Hunter” or the “Company”) announced today an operational update on each of the Company’s upstream unconventional resource plays for the second quarter of 2012 which includes (i) the Eagle Ford Shale, (ii) the Williston Basin, and (iii) the Appalachia/Marcellus/Utica Shales. Additionally, the Company has also provided an operational update for the Company’s midstream division, Eureka Hunter Pipeline, LLC (“Eureka Hunter”).

Magnum Hunter achieved a record average production rate of 12,893 barrels of oil equivalent per day (“Boepd”) during the second quarter of 2012. This represents a 161% increase from the production reported for the second quarter of 2011. Although second quarter 2012 production only represents a 2% increase on a Boepd basis as compared to first quarter 2012 production, the Company’s oil/liquids production increased 32% to 5,862 Boepd in the second quarter of 2012 from 4,454 Boepd in the first quarter of 2012. This substantial growth in oil production is consistent with the Company’s strategic shift in its focus as it relates to its capital budget program.

Second quarter 2012 production includes only a partial quarter of production from the Williston Basin acquisition closed on May 22, 2012. Second quarter production pro forma for a full quarter of production from the Williston Basin acquisition would have been 13,400 Boepd.

Second quarter production was negatively impacted by completion delays in the Eagle Ford due to pad drilling which pushed new production back to early July (surrounding producing wells must be shut-in) and by Appalachia production shut-ins due to weather related issues previously reported. The Company’s current net production capacity is approximately 15,000 Boepd (50% oil/liquids), which includes approximately 1,400 Boepd of Appalachia production that continues to remain shut-in.

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Eagle Ford

During the second quarter of 2012, the Eagle Ford division placed on production four gross (2.2 net) operated wells and two gross (1.0 net) non-operated wells in the Eagle Ford Shale. Additionally, the Eagle Ford division was also in the process of fracture stimulating three gross (1.3 net) operated wells during the second quarter which have subsequently been placed on production in July 2012. Current net production in the Eagle Ford is approximately 2,700 – 3,000 Boepd. The Company currently has two operated rigs running in the Eagle Ford shale.

Highlights for the Eagle Ford include:

•	The Oryx Hunter 2H which was drilled and cased to a measured depth of 16,780 feet (horizontal lateral length of 6,277 feet), fraced with 21 stages and placed on production April 3, 2012. The 24 hour flowing initial production rate was 1,545 Boepd on an 18/64” choke with 2,700 psi FCP. Magnum Hunter operates the Oryx Hunter 2H and owns a 45% working interest.

•	The Shiner Ranch 1H was drilled and cased to a measured depth of 13,448 feet (horizontal lateral length of 1,818 feet), fraced with 9 stages (frac stages reduced due to completion problems) and placed on production May 7, 2012. The 24 hour flowing initial production rate was 595 Boepd on a 12/64” choke with 2,000 psi FCP. Magnum Hunter operates this well and owns a 90% working interest.

•	The Southern Hunter 2H was drilled and cased to a measured depth of 17,032 feet (horizontal lateral length of 5,632 feet), fraced with 22 stages and placed on production May, 13 2012. The 24 hour flowing initial production rate was 1,491 Boepd on a 14/64” choke with 4,100 psi FCP. Magnum Hunter operates this well and owns a 40% working interest.

•	The Kudu Hunter 2H was drilled and cased to a measured depth of 17,563 feet (horizontal lateral length of 6,847 feet), fraced with 25 stages and placed on production May 29, 2012. The 24 hour flowing initial production rate was 1,798 Boepd on a 17/64” choke with 2,500 psi FCP. Magnum Hunter operates this well and owns a 46% working interest.

•	The Leopard 2H was drilled and cased to a measured depth of 15,903 feet (horizontal lateral length of 5,201 feet), fraced with 23 stages and placed on production July 16, 2012. The 24 hour flowing initial production rate was 1,024 Boepd on a 17/64” choke with 1,400 psi FCP. Magnum Hunter operates this well and owns a 50% working interest.

•	The Leopard 3H was drilled and cased to a measured depth of 15,756 feet (horizontal lateral length of 5,061 feet), fraced with 22 stages and placed on production July 17, 2012. The 24 hour flowing initial production rate was 1,250 Boepd on a 17/64” choke with 1,400 psi FCP. Magnum Hunter operates this well and owns a 50% working interest.

•	The Moose 1H was drilled and cased to a measured depth of 16,985 feet (horizontal lateral length of 5,633 feet), fraced with 25 stages and placed on production July 20, 2012. The 24 hour flowing initial production rate was 1,819 Boepd on a 16/64” choke 3,100 psi FCP. Magnum Hunter operates this well and owns a 30% working interest.

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•	The Cinco Ranch 4H was drilled and cased to a measured depth of 15,243 feet (horizontal lateral length of 5,685 feet), fraced with 20 stages and placed on production April 22, 2012. The 24 hour flowing initial production rate was 564 Boepd on a 16/64” choke with 1,400 psi FCP. The well is operated by Hunt Oil Company of Dallas, TX (“Hunt Oil”), and Magnum Hunter owns a 50% working interest.

•	The Cinco Ranch 8H was drilled and cased to a measured depth of 14,848 feet (horizontal lateral length of 5,392 feet), fraced with 16 stages and placed on production June 3, 2012. The 24 hour flowing initial production rate was 406 Boepd on a 17/64” choke with 880 psi FCP. The well is operated by Hunt Oil and Magnum Hunter owns a 50% working interest.

Mr. H.C. “Kip” Ferguson, President of Eagle Ford Hunter, commented, “The Eagle Ford division is pleased with the continued development of its properties located in Gonzales and Lavaca Counties. We continue to enhance our current drilling and completion processes to drive costs down with scheduling and efficiencies that allow the Company to be one of the lower cost operators in the Eagle Ford. The use of top-drive drilling rigs, pad drilling and modern skidable rigs allows the Company to cut costs and carefully drill in zone and on target. The optimization of the Company's completion process has delivered better well results with newer wells approaching internal reserve estimates of 550 MBoe within the oil window. The success of the drilling and completion processes currently being utilized has allowed the Company to begin reviewing other areas in the Eagle Ford and seek opportunities outside its core properties. The Company believes that its ability to react quickly and efficiently will allow it to acquire additional acreage and properties at favorable rates in this region. In addition, the Company is actively pursuing the Pearsall formation and has identified unique opportunities to develop its Pearsall acreage block, form JVs and have processing and take away capacity for its gas though utilization of the Company’s expertise in its midstream subsidiary, Eureka Hunter.”

Williston Basin

With the recent closing of the Bakken/Three Forks Sanish property acquisition in the amount of $311 million, the Williston Basin division realized significant growth during the second quarter of 2012. The acquisition included 50,414 net mineral acres located primarily in Divide County, North Dakota, which expands the Company’s total Williston Basin land position now to over 125,000 net acres. Current net production in the Williston Basin is over 4,000 Boepd.

Tableland

The Tableland area benefitted from a dry, short spring breakup which provided the Company very little down time in drilling and completion operations. Tableland well performance continues to improve due to the re-designed fracture stimulation technique. Initial well productivity from two gross (1.7 net) wells drilled and completed during the second quarter had an average 24 hour flowing production rate of 628 barrels of oil per day (“Bopd”). The Company also recorded a 30-day production rate of 357 Bopd from the 5-10-1-10W2M well. The Company currently has two operated drilling rigs running in the Tableland field where Magnum Hunter maintains an approximate 100% working interest.

The Williston Basin division was active in both freehold leasing and in acquiring crown land during the second quarter. The Company exercised preferential rights on two blocks of crown land in the core area of our Tableland field, totaling 4,409 net acres. A total of 35 freehold leases were acquired during the second quarter that added an additional 2,223 net acres. Overall, during the second quarter, 7,272 net acres were acquired for $3.2 million, resulting in a net per acre cost of $440.

Highlights for the Tableland field include:

•	5-10-1-10W2M, a 70% WI operated well was drilled to a measured depth of 12,362 feet, 4,514 feet of horizontal lateral section. The well was fracture stimulated with a total of 26, 20 ton stages and placed on production May 26, 2012. The 24 hour flowing initial production rate was 704 Bopd.

•	4-15-1-10W2M, a 98.8% WI operated well was drilled to a measured depth of 11,847 feet, 4,085 feet of horizontal lateral section. The well was fracture stimulated with a total of 25, 20 ton stages and placed on production June 26, 2012. The 24 hour flowing initial production rate was 552 Bopd.

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North Dakota (Non-Operated)

Second quarter activities in Divide and Burke Counties, North Dakota included drilling 16 gross (2.3 net) wells and completing and bringing to production 19 gross (2.1 net) wells. At quarter end, there were 14 gross (2.1 net wells) drilled but awaiting completion. Operations experienced a short, dry breakup period, allowing for increased completion and workover activity, which has helped optimize production levels. ONEOK continues to make progress with project planning and installation of the pipeline system for natural gas gathering in Divide County, and is projecting a first quarter 2013 startup date for natural gas sales.

Highlights for North Dakota include:

							IP7	IP30
							7 Day	30 Day
		MHR	Lateral	Frac	Producing	IP24hr	Average	Average
Well	County	W.I.%	Length	Stages	Formation	(Bopd)	(Bopd)	(Bopd)
Armada 12-1-162-97	Divide	9.75	2 Mile	40	Bakken	802	658	388
Pheasant 14-23-163-96	Divide	7.81	2 Mile	30	TFSanish	530	386	315
Denali 13-24-162-100	Divide	8.89	2 Mile	37	TFSanish	488	342	216
Torgeson 2-30 HNB (18-19-163-99)	Divide	0.62	2 Mile	20	TFSanish	835	670	474
Torgeson 14-19 HN (18-19-163-99)	Divide	0.62	2 Mile	20	TFSanish	460	436	-
Lokken 36-25-162-98	Divide	9.69	2 Mile	30	TFSanish	953	661	-
Lokken 1-12-161-98	Divide	9.97	2 Mile	30	TFSanish	998	905	-
Bentson 24-13-161-98	Divide	9.75	2 Mile	30	TFSanish	546	461	-
Torgeson 2-30 HNA (18-19-163-99)	Divide	0.62	2 Mile	20	TFSanish	1005	864	-

North Dakota (Operated)

The Williston Basin division continues to evaluate the Eagle properties that were acquired in the first quarter of 2012. The Company has successfully begun to optimize production levels across all 19 oil fields in Burke and Renville Counties. Since assuming operations this year, production has begun to increase and operating costs have begun to decrease.

Mr. Glenn Dawson, President of Williston Hunter, commented, “In the second quarter of 2012, we closed on a very strategic acquisition of high-quality, long-lived reserves and oil production in Divide County, North Dakota, increasing our working interest from approximately 10% to 47.5% over the acquired land base. The acreage block is approximately 85% undeveloped with over 200 net additional Sanish/Three Forks two-mile lateral locations available to drill at a time when we have cracked the ‘completion code’ and are experiencing a significant step change in recent well performance. Williston Hunter’s Joint Operating Agreement also provides much greater flexibility to achieve our objectives of realizing significant oil reserves and production growth while high-grading our existing North Dakota acreage position.”

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Appalachia

During the first half of 2012, the Appalachian Basin division had four operated Marcellus wells drilled, awaiting completion. Magnum Hunter completed one of the wells in April in order to obtain test data, and continues to delay completion of the other three wells until the end of the year, when the MarkWest Mobley processing facility is projected to be in operation. Based on the results of this recent well, this new area promises to be high liquids or “Magnum Rich” gas once processing is available. Also, in our non-operated Wetzel County joint venture with Stone Energy, four additional gross Marcellus wells (two net), have been drilled and cased. These wells are also scheduled to be completed during the fourth quarter to take advantage of the significant liquids uplift of processing the wet gas stream. Once the processing facility is online, the Company will not only add meaningful production and cash flow from these new wells, but there will be a significant value addition to the existing proved developed producing reserves.

The Company continues to experience production curtailments in the Appalachia region due to a severe thunderstorm that hit the region over a month ago. Currently, approximately 8,400 Mcfepd is being curtailed and is expected to continue being curtailed for at least the next several weeks. Current net production from the Appalachia region is 8,000 Boepd including the shut-in production and 6,600 Boepd without. However, cash flow impact to the Company on an overall basis is not significant due to the fact that the shut-in production is predominately natural gas.

Mr. Jim Denny, President of the Appalachian Basin, commented, “We continue to delay the majority of our capital budget in Appalachia until we have processing in place so that we can take advantage of the significant value uplift. We currently expect MarkWest’s Mobley gas processing facility to be operational in November 2012. We are very pleased with our Marcellus well performance, as all of our recent wells are continuing to produce at rates above the type curves utilized in our midyear proved reserves update. As a result, our new single well EUR’s for the area are 6.7 billion cubic feet for dry gas and 9.2 billion cubic feet equivalent when including liquids at an average cost of $6.5 million per well. Additionally, with the encouraging results from other operators near our Utica acreage position and inquiries into our existing acreage position, we continue to actively evaluate options for testing and developing this promising new area for the Company.”

Eureka Hunter

Eureka Hunter, the Company’s midstream division, is currently operating a 20-inch high pressure gas gathering system in northern West Virginia. Eureka Hunter continued to expand the pipeline system during the second quarter of 2012 by constructing approximately 11 miles of 20-inch pipe, which now gives Eureka Hunter approximately 58 miles of pipe in service.

Pipeline construction for Eureka Hunter during the quarter occurred in three areas, with the first being the addition of approximately 4 miles to the Eureka 20-inch “Pursley Lateral”. Construction terminated near the Ohio River from which we will begin river bore operations in September 2012 to bring the pipeline into Ohio for gathering of Marcellus and Utica Shale natural gas production.

The second area of construction included approximately 7 miles of 20-inch pipe to the “Wetzel Lateral” and “Mobley Lateral” from the Eureka 20-inch “Main Line” northerly to the MarkWest Energy Partners, L.P. Mobley Processing Plant in Wetzel County, WV. Eureka is scheduled to finish pipeline construction to the Mobley Plant location by the end of August 2012 in time for cryogenic processing operations anticipated in early November 2012.

The third construction effort was the initial work of an 8-inch condensate gathering system and a 12-inch low pressure gas gathering system. Both systems will tie into compression and liquids handling facilities that will be located on the Company’s fee simple 233 acre tract, “Carbide Site”. Eureka will operate the 12-inch, low pressure gathering system as a separate service along with ancillary compression and liquids handling services to enhance Marcellus production located due south of the Company’s Carbide Site. The low pressure gathering services will be offering producers a line pressure of approximately 200 psi and will then compress the gas to delivery into Eureka’s high-pressure 20-inch system for further delivery into the Mobley processing complex. This will be a new service not previously available to producers in the region.

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During the second quarter of 2012, TransTex Hunter, Eureka Hunter’s treating and processing division, saw a substantial increase in activity due to the rise in natural gas prices from the first quarter of 2012. TransTex Hunter currently has 31 Amine/JT units out for lease and expects this number to increase substantially based on the drilling activity in liquids rich resource plays in conjunction with the recent rise in natural gas prices. TransTex Hunter has received multiple requests for larger sized gas treating and gas processing plants, and the demand for smaller volume treating plants to treat associated gas on oil wells also continues to rise given activity levels in the liquids rich resource plays.

Magnum Hunter Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “Management’s operational focus during the second quarter was concentrated in the Eagle Ford and Williston Basin divisions. While production grew modestly quarter over quarter, we have been successful at substantially changing the Company’s current production mix to approximately 50% oil/liquids. This higher margin growth should continue throughout the remainder of 2012 based upon our significant allocation of the remaining capital budget to our two oil divisions. While most recently the Company has experienced substantial production curtailments in the Appalachia region, we continue to remain confident in our production exit rate guidance of 18,000 barrels of oil equivalent per day at year end 2012.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation is an independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in West Virginia, Kentucky, Ohio, Texas, North Dakota and Saskatchewan, Canada. The Company is active in four of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale, Eagle Ford Shale and Williston Basin/Bakken Shale. Magnum Hunter Resources is based in Houston, Texas. For more information, visit www.magnumhunterresources.com.

Forward-Looking Statements

The statements and information contained in this press release that are not statements of historical fact, including any estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. These forward-looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities and our midstream activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. In addition, with respect to any pending acquisitions described herein, forward-looking statements include, but are not limited to, statements regarding the expected timing of the completion of the proposed transactions; the ability to complete the proposed transactions considering the various closing conditions; the benefits of such transactions and their impact on the Company’s business; and any statements of assumptions underlying any of the foregoing. In addition, if and when any proposed transaction is consummated, there will be risks and uncertainties related to the Company’s ability to successfully integrate the operations and employees of the Company and the acquired business. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “pursue,” “plan” or “continue” or the negative thereof or variations thereon or similar terminology.

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These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among others, the following: adverse economic conditions in the United States, Canada and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques; the effects of increased federal and state regulation, including regulation of the environmental aspects, of hydraulic fracturing; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; regulatory, environmental and land management issues, and demand for gas gathering services, relating to our midstream operations; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.

These factors are in addition to the risks described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s 2011 annual report on Form 10-K, as amended, filed with the Securities and Exchange Commission, which we refer to as the SEC. Most of these factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date of this document. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We urge readers to review and consider disclosures we make in our reports that discuss factors germane to our business. See in particular our reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the SEC. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

Contact:

Gabe Scott

Vice President — Capital Markets and Corporate Development

ir@magnumhunterresources.com

(832) 203-4539

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